UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 0-23440


                         McNaughton Apparel Group Inc.
 ...............................................................................
            (Exact name of registrant as specified in its charter)


        463 Seventh Avenue, New York, NY 10018 (212) 947-2960
 ...............................................................................
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.01 per share
 ...............................................................................
           (Title of each class of securities covered by this Form)

                                     None
 ...............................................................................
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)    [X]

          Approximate number of holders of record as of the certification or notice date:

          Common Stock, par value $0.01 per share                    1



          Pursuant to the requirements of the Securities Exchange Act of 1934, McNaughton Apparel Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    June 19, 2001                     By: /s/ Peter Boneparth
                                               --------------------------------
                                               Name:  Peter Boneparth
                                               Title: Chief Executive Officer